Exhibit g.3

INVESTMENT MANAGEMENT AGREEMENT

BETWEEN

CORE PLUS IMPACT FUND LTD.

AND

NUVEEN ASSET MANAGEMENT, LLC

CORE PLUS IMPACT FUND LTD., an Exempted Company incorporated in the Cayman Islands with limited liability (“Company”), hereby appoints NUVEEN ASSET MANAGEMENT, LLC, a Delaware limited liability company registered under the Investment Advisers Act of 1940 as an investment adviser, of Chicago, Illinois (the “Adviser”), to furnish investment advisory and management services to Company. Company and Adviser hereby agree that:

1.    Investment Management Services. Adviser shall manage the investment operations of Company, subject to the terms of this Agreement and to the supervision and control of Company’s Directors (the “Directors”). Adviser agrees to perform, or arrange for the performance of, the following services with respect to Company:

(a)    to obtain and evaluate such information relating to economies, industries, businesses, securities and commodities markets and individual securities, commodities and indices as it may deem necessary or useful in discharging its responsibilities hereunder;

(b)    to formulate and maintain a continuous investment program in a manner consistent with and subject to (i) Company’s memorandum and articles of association; (ii) Company’s investment objectives, policies, and restrictions as set forth in written documents furnished by Company to Adviser; (iii) all securities, commodities, and tax laws and regulations applicable to Company; and (iv) any other written limits or directions furnished by the Directors to Adviser;

(c)    unless otherwise directed by the Directors, to determine from time to time securities, commodities, interests or other investments to be purchased, sold, retained or lent by Company, and to implement those decisions, including the selection of entities with or through which such purchases, sales or loans are to be effected;

(d)    to make available to Company promptly upon request all records and ledgers and any reports or information reasonably requested by Company; and

(e)    to the extent required by law, to furnish to regulatory authorities any information or reports relating to the services provided pursuant to this Agreement.

Except as otherwise instructed from time to time by the Directors, with respect to execution of transactions for Company, Adviser shall place, or arrange for the placement of, all orders for purchases, sales, or loans of portfolio instrument with counterparts selected by Adviser. In connection with the selection of counterparts for the placement of all such orders, Adviser shall attempt to obtain most favorable execution and price, but may nevertheless in its sole discretion as a secondary factor, purchase and sell portfolio instruments from and to counterparts who provide Adviser with statistical, research and other information, analysis, advice, and similar services. In recognition of such services provided by a counterpart, Adviser is hereby authorized to pay such counterpart a commission or spread in excess of that which might be charged by another counterpart for the same transaction if the Adviser determines in good faith that the commission or spread is reasonable in relation to the value of the services so provided.

Company hereby authorizes any entity or person associated with Adviser that is a member of a national securities exchange to effect any transaction on the exchange for the account of Company to the extent permitted by and in accordance with Section 11(a) of the Securities Exchange Act or 1934 and Rule 11a2-2(T) thereunder. Company hereby consents to the retention by such entity or person of compensation for such transactions in accordance with Rule 11a-2-2(T)(a)(iv).

Adviser may, where it deems to be advisable, aggregate orders for its other customers together with any portfolio instruments of the same type to be sold or purchased for Company and one or more other customers of Adviser in order to obtain best execution or lower brokerage commissions. In such event, Adviser shall allocate the shares so purchased or sold, as well as the expenses incurred in the transaction, in a manner it considers to be equitable and fair and consistent with its fiduciary obligations to Company and Adviser’s other customers.

Adviser shall for all purposes be deemed to be an independent contractor and not an agent of Company and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent Company in any way.

2.    Administrative Services. Subject to the terms of this Agreement and to the supervision and control of the Directors, Adviser shall provide to Company facilities, equipment, statistical and research data, clerical, accounting and bookkeeping services, internal auditing and legal services, and personnel to carry out all management services required for operation of the business and affairs of Company other than those services to be performed by

Company’s Custodian pursuant to the Custody Agreement, any accounting services to be provided by a third-party service provider pursuant to an agreement approved by the Directors, and those services normally performed by the Company’s counsel and auditors.

3.    Use of Affiliated Companies and Subcontractors. In connection with the services to be provided by Adviser under this Agreement, Adviser may, to the extent it deems appropriate, and subject to compliance with the requirements of applicable laws and regulations, make use of (i) its affiliated companies and their directors, officers, and employees and (ii) subcontractors selected by Adviser, provided that Adviser shall supervise and remain fully responsible for the services of all such third parties in accordance with and to the extent provided by this Agreement. All costs and expenses associated with services provided by any such third parties shall be borne by Adviser or such parties.

4.    Expenses Borne by Company. Except to the extent expressly assumed by Adviser herein or under a separate agreement between Company and Adviser and except to the extent required by law to be paid by Adviser, Adviser shall not be obligated to pay any costs or expenses incidental to the organization, operations or business of the Company. Without limitation, such costs and expenses shall include but not be limited to:

(a)    all charges of depositories, custodians and other agencies for the safekeeping and servicing of its cash, portfolio instruments, and other property;

(b)    all charges for equipment or services used for obtaining price quotations or for communication between Adviser or Company and the custodian or any other agent selected by Company;

(c)    all charges for and accounting services provided to Company by Adviser, or any other provider of such services;

(d)    all charges for services of Company’s independent auditors and for services to Company by legal counsel;

(e)    all compensation of Directors, other than those affiliated with Adviser, all expenses incurred in connection with their services to Company, and all expenses of meetings of the Directors or committees thereof;

(f)    all expenses of bond and insurance coverage required by law or deemed advisable by the Directors;

(g)    all commissions and other normal charges incident to the purchase, sale, or lending of portfolio instruments;

(h)    all truces and governmental fees payable to governmental agencies;

(i)    all expenses of registering and maintaining the registration of Company and any reporting required by Company under the laws of any applicable jurisdiction; and

(j)    all interest on indebtedness, if any, incurred by Company.

5.    Allocation of Expenses Borne by Company. Any expenses borne by Company that are attributable solely to the organization, operation or business of Company shall be paid solely out of Company assets. Any expenses borne by Company which are not solely attributable to Company shall be apportioned in such manner as Adviser determines is fair and appropriate, or as otherwise specified by the Directors.

6.    Expenses Borne by Adviser. Adviser at its own expense shall furnish all executive and other personnel, office space, and office facilities required to render the investment management and administrative services set forth in this Agreement.

In the event that Adviser pays or assumes any expenses of Company not required to be paid or assumed by Adviser under this Agreement, Adviser shall not be obligated hereby to pay or assume the same or similar expense in the future; provided that nothing contained herein shall be deemed to relieve Adviser of any obligation to Company under any separate agreement or arrangement between the parties.

7.    Management Fee. For the services rendered, facilities provided, and charges assumed and paid by Adviser hereunder, Company shall pay to Adviser a management fee at the annual rate of 0.00% of Company’s average daily net assets. The management fee shall accrue on each calendar day, and shall be payable monthly on the first business day of the next succeeding calendar month. The daily fee accrual shall be computed by multiplying the fraction of one divided by the number of days in the calendar year by the applicable annual rate of fee, and multiplying this product by the net assets of Company determined as of the close of business on the last preceding business day on which Company’s net asset value was determined.

8.    Retention of Sub-Adviser. Adviser may retain one or more sub-advisers at Adviser’s own cost and expense for the purpose of furnishing one or more of the services described in Section 1 hereof with respect to Company. Retention of a sub-adviser shall in no way reduce the responsibilities or obligations of Adviser under this Agreement, and Adviser shall be responsible to Company for all acts or omissions of any sub-adviser in connection with the performance of Adviser’s duties hereunder.

9.    Non-Exclusivity. The services of Adviser to Company hereunder are not to be deemed exclusive and Adviser shall be free to render similar services to others.

10.    Standard of Care. The Adviser shall not be liable for any loss sustained by reason of the purchase, sale or retention of any portfolio instrument, whether or not such purchase, sale or retention shall have been based upon the investigation and research made by any other individual, firm or corporation, if such recommendation shall have been selected with due care and in good faith, except loss resulting from willful misfeasance, bad faith, or gross negligence on the part of Adviser in the performance of its obligations and duties, or by reason of its reckless disregard of its obligations and duties under this Agreement.

11.    Amendment. This Agreement may not be amended as to Company without the affirmative votes of a “majority of the outstanding shares” of Company. The term “majority of the outstanding shares” shall be construed in accordance with its definition in the Investment Company Act of 1940, as amended (the “1940 Act”), and with Rule l8f-2 thereunder.

12.    Termination. This Agreement may be terminated at any time, without payment of any penalty, by the Directors of Company, or by a vote of a majority of the outstanding shares of Company, upon at least sixty (60) days’ written notice to Adviser. This Agreement may be terminated by Adviser at any time upon at least sixty (60) days’ written notice to Company. This Agreement shall terminate automatically in the event of its “assignment” (as defined in the 1940 Act). Unless terminated as hereinbefore provided, this Agreement shall continue in effect from year to year only so long as such continuance is specifically approved at least annually by a vote of a “majority of the outstanding shares” of Company.

13.    Ownership of Records; Interparty Reporting. All records maintained and preserved by Company and any other records the parties mutually agree shall be maintained by Adviser on behalf of Company are the property of Company and shall be surrendered by Adviser promptly on request by Company; provided that Adviser may at its own expense make and retain copies of any such records.

Company shall furnish or otherwise make available to Adviser such copies of the financial statements, proxy statements, reports, and other information as Adviser may, at any time or from time to time, reasonably require in order to discharge its obligations under this Agreement.

Adviser shall prepare and furnish to Company statistical data and other information in such form and at such intervals as Company may reasonably request.

14.    Governing Law. This Agreement shall be governed in accordance with the internal laws of the State of Illinois, without giving effect to principles of conflict of laws.

15.    References and Headings. In this Agreement and in any amendment hereto, references to this Agreement and all expressions such as “herein,” “hereof,” and “hereunder” shall be deemed to refer to this Agreement as amended or affected by any such amendments. Headings are placed herein for convenience of reference only and shall not be taken as a part hereof or control or affect the meaning, construction, or effect of this Agreement. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Dated:	April 22, 2021

CORE PLUS IMPACT FUND LTD.

		By:	/s/ Mark L. Winget
		Title:	Vice President

Attest:	/s/ Celeste Clayton

NUVEEN ASSET MANAGEMENT, LLC

		By:	/s/ Christopher M. Rohrbacher
		Title:	Managing Director

Attest:	/s/ Celeste Clayton